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                                                                       EXHIBIT 5


                         ENHANCED SERVICES COMPANY, INC.
                           3415 S. Sepulveda Boulevard
                          Los Angeles, California 90034





January 1, 1999

Securities and Exchange Commission
450 Fifth Street Northwest
Washington, D.C.  20549

RE: S.E.C. Registration Statement on Form S-8 of 300,000 Shares of Common Stock of Enhanced Services Company, Inc.; COMMISSION FILE NO. 9-24256

Dear Ladies and Gentlemen:

         I have acted as counsel to Enhanced Services Company, Inc., (the "COMPANY") in connection with a Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C. pursuant to the Securities Act of 1933, as amended, covering the registration of the aggregate of 300,000 shares of the Company's $.001 par value Common Stock (the "COMMON STOCK") which may be issued to Fontenoy Investments #71, Ltd., ("FI"), consultant to the Company pursuant to the Consulting and Compensation Agreement with FI (THE "CONSULTING AND COMPENSATION AGREEMENT").

         As a basis of my opinion expressed below, I have examined such records of the Company, such certificates of public officials, and such other documents as I have deemed relevant and necessary. I have assumed the conformity to the originals of all copies and the authenticity of all originals. As to various questions of fact related to our material, I have relied, after due investigation, upon inquiries made by myself of an officer or officers of the Company.

         Based upon the foregoing, I am of the opinion as follows:

         1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that State.



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Securities and Exchange Commission
January 1, 1999
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         2.       The Company's authorized capital consists of Twenty Million
                  (20,000,000) shares of Capital Stock of the Company, of which 15,000,000 shares are designated Common Stock, having a par value of $.001 per share, of which 5,000,000 are designated preferred stock, having a par value of $.001 per share.

         3. The 300,000 shares of the Company's Common Stock proposed to be issued and granted under the Consulting and Compensation Agreement and otherwise will, be duly and validly authorized, legally issued, fully paid and nonassessable.



Sincerely,
ENHANCED SERVICES COMPANY, INC.



/s/ Justin Walker
-----------------------
Justin Walker, Esq.